EXHIBIT 8.1

[Letterhead of Cravath, Swaine & Moore LLP]

March 9, 2004

Agreement and Plan of Merger

Dated as of February 6, 2004

Among Parent, Sub and Company

Dear Ladies and Gentlemen:

We have acted as counsel for Boyd Gaming Corporation, a Nevada corporation (“Parent”), in connection with the proposed merger (the “Merger”) of Coast Casinos, Inc., a Nevada corporation (“Company”), with and into BGC, Inc., a Nevada corporation and a wholly owned subsidiary of Parent (“Sub”) pursuant to an Agreement and Plan of Merger dated as of February 6, 2004, as amended (the “Merger Agreement”), among Parent, Sub and Company.

In that connection, you have requested our opinion regarding certain U.S. Federal income tax consequences of the Merger. In providing our opinion, we have examined the Merger Agreement, the registration statement on Form S-4 (the “Registration Statement”) in which the Joint Proxy Statement (as defined in the Merger Agreement) is included as a prospectus and such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the Merger will be consummated in accordance with the provisions of the Merger Agreement and the Registration Statement, (ii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, complete and correct, (iii) the representations made by Company and Parent in their respective letters delivered to us for purposes of this opinion (the “Representation Letters”) are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time (as defined in the Merger Agreement) and (iv) any representations made in the Representation Letters “to the best knowledge of” any person or similarly qualified are correct without such qualification. If any of the above described assumptions are untrue for any reason or if the Merger is consummated in a manner that is different from the manner in which it is described in the Merger

Agreement or the Registration Statement, our opinions as expressed below may be adversely affected and may not be relied upon.

Based upon the foregoing, for U.S. Federal income tax purposes, we are of opinion that (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) Company, Parent and Sub will each be a party to such reorganization within the meaning of Section 368(b) of the Code and (iii) the discussion in the Registration Statement, under the caption “U.S. Federal Income Tax Consequences of the Merger,” to the extent it constitutes descriptions of legal matters or legal conclusions, is accurate in all material respects.

Our opinions are based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinions as set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. In addition, our opinions are limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger.

This opinion is being provided for the benefit of Parent so that Parent may comply with its obligation under the Federal securities laws. We consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the reference to our firm name therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the SEC promulgated thereunder nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act.

Very truly yours,

/s/    Cravath, Swaine & Moore LLP

Boyd Gaming Corporation

        2950 Industrial Road

                Las Vegas, Nevada 89109